Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ralph E. Davis Associates, Inc. hereby consents to the reference to our firm and to its having prepared a report of DOMINION RESOURCES BLACK WARRIOR TRUST (the “Company”), and an estimate of the proved gas reserves for the fiscal year ended December 31, 2004. We hereby further consent to the use of the report dated February 10, 2005 appearing in the Company’s Form 10-K for the year ended December 31, 2005 and in all current and future registration statements of the Company that incorporate by reference such Form 10-K.

RALPH E. DAVIS ASSOCIATES, INC.
	By:	/s/ Allen C. Barron
		Name:	Allen C. Barron
February 10, 2005		Title:	President

Consultants to the Oil and Natural Gas Industries Since the 1920’s